Exhibit 10.1
AMENDMENT NO. 2 TO MERGER AGREEMENT
     This Amendment No. 2 to Merger Agreement (this “Amendment”) is hereby entered into as of October 30, 2010 by Advanced Energy Industries, Inc., a corporation organized under the laws of the State of Delaware (the “Acquiror”), and Mark Fleischauer, in his capacity as Shareholder Representative, and amends that certain Agreement and Plan of Merger dated March 24, 2010, as amended on April 21, 2010 (the “Merger Agreement”), among Acquiror, PV Powered, Inc., a corporation organized under the laws of the State of Oregon (“PV Powered” or the “Company”), and Neptune Acquisition Sub, (the “Sub”), an Oregon corporation and wholly-owned subsidiary of the Acquiror. Capitalized terms used and not otherwise defined herein have the meanings given to them in the Merger Agreement.
     WHEREAS, pursuant to the Merger Agreement, the Sub has merged with and into the Company, with the Company surviving as a wholly owned subsidiary of the Acquiror;
     WHEREAS, pursuant to the Merger Agreement, the Acquiror is required to pay Additional Consideration in the amount of up to Forty Million Dollars ($40,000,000) to the Shareholders if PV Powered achieves certain financial goals during fiscal year 2010 set forth in the Merger Agreement, less the Interim CEO Payment and any amounts in dispute in accordance with Section 2.3(e) of the Merger Agreement;
     WHEREAS, through December 31, 2010, PV Powered must be operated on a “stand-alone basis” in accordance with the 2010 Plan and the operational limitations and restrictions set forth in the Operating Guidelines; and
     WHEREAS, the Acquiror desires to realize certain benefits from the integration of the operations of PV Powered with the operations of the Company prior to December 31, 2010, and desires to terminate the Earn-Out Period as of the date set forth in section 1 below and, in consideration therefor, Acquiror and the Shareholder Representative have agreed to the payment of $39,600,000 in Additional Consideration pursuant to the terms and conditions of this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
1.	Additional Consideration. On the basis of the Commercial Gross Revenue recognized by PV Powered from the sale of Commercial Inverter Products during the first three quarters of fiscal 2010 and the Commercial Gross Margin associated with such Commercial Gross Revenue reported by PV Powered to the Acquiror is as set forth on Schedule A attached hereto, the Acquiror agrees that, notwithstanding anything to the contrary in the Merger Agreement, effective as of the date the Additional Consideration is paid in full in accordance with the terms hereof: (a) the Earn-Out Period shall terminate, (b) the Operating Guidelines shall terminate and be of no further force and effect (except as set forth in section 4 below), and (c) the Acquiror shall pay Additional Consideration in cash by wire transfer of same day funds in an amount equal to $39,600,000, of which (x) $39,204,000 shall be deposited with the Exchange Agent, and (y) $396,000 shall be paid to an account designated by the Shareholder Representative in satisfaction of the Interim CEO Amount in accordance with the Merger Agreement. Acquiror shall use its reasonable best efforts to pay the Additional Consideration as set forth herein by November 8, 2010 but no later than November 15, 2010. Any late payments (after November 15, 2010) shall bear interest at the annual rate of 10% plus reasonable costs of collection including reasonable attorneys’ fees and expenses.
2.	Representations. The Acquiror represents and warrants that the Board of Directors of the Acquiror has approved the payment of the Additional Consideration and the execution, delivery and performance of this Amendment. The Shareholder Representative represents and warrants that he has the authority under Section 10.14(a) of the Merger Agreement to execute and deliver this Amendment by and on behalf of the Shareholders.
3.	Certification of Commercial Gross Revenue and Gross Margin. Each of the Shareholder Representative and the General Manager certifies that (a) the Company has been operated during the Earn-Out Period materially in accordance with the 2010 Plan and the Operating Guidelines and (b) the Commercial Gross Revenue recognized by the Company and the associated Commercial Gross Margin for the first three quarters of fiscal 2010 are as set forth on Schedule A attached hereto and are calculated pursuant to and in accordance with Section 2.3 of the Merger Agreement. Acquiror has been monitoring the operations of PV Powered pursuant to the terms of the Operating Guidelines, and based on its review of the Company’s books and records and the reviewed but unaudited financial statements prepared by the Company since the Closing, and on the representations of the Shareholder Representative and the General Manager in this Section 3, Acquiror agrees with the reviewed but unaudited calculation of Commercial Gross Revenue and Commercial Gross Margin as set forth in Schedule A attached hereto and, to its Knowledge, such reviewed but unaudited Commercial Gross Revenue and Commercial Gross Margin from Closing through the 3rd Quarter of 2010 accurately reflect such books and records and have been properly accounted for, subject to any ordinary course adjustments required by Acquiror’s year end audit. For the purposes set forth in this Section 3, the term “Knowledge” with respect to Acquiror shall also include the successor to Lawrence Firestone. For the avoidance of doubt, the parties agree that the payment of the Additional Consideration under this Amendment is not contingent upon any additional achievement of Commercial Gross Revenue or Commercial Gross Margin beyond the amounts set forth in Schedule A attached hereto during the remainder of the Earnout Period. The parties understand and recognize that, as a result of the termination of the limitations and restrictions set forth in the Operating Guidelines, the ability of the Company to operate in a manner which would enable it to achieve Commercial Gross Revenue or Commercial Gross Margin after the date hereof may be severely compromised and limited.
4.	Release of Further Obligations. The parties agree that, subject to payment of the Additional Consideration and the Interim CEO Amount as contemplated herein, from and as of the date hereof, the Acquiror has fully satisfied and performed its obligations, and is released from any further obligations, under Section 2.3 of the Merger Agreement and under the Operating Guidelines, including, without limitation, the obligation to deliver an Earn-Out Statement pursuant to Section 2.3(d) of the Merger Agreement, and to operate PV Powered on a “stand-

alone” basis and to fund the 2010 Plan under Sections 2.3(b) and 2.3(c) thereof, provided however that items 2 and 3 of the Operating Guidelines shall not be altered in any way which would adversely impact the Gross Revenues or Gross Margin calculated as set forth on Schedule A and as set forth on the Company’s books and records. The parties further agree that, as of the date hereof, Acquiror represents to the Shareholders that Acquiror has no Knowledge of (a) any Losses or facts which could reasonably be expected to give rise to Losses suffered by Acquiror Indemnified Parties; and (b) any material deviations by the Company of or from the 2010 Plan or the Operating Guidelines or any material errors in the recognition of or calculation of Gross Revenues or Gross Margin. The Shareholders Representative represents to the Acquiror that, as of the date hereof, the Shareholders have no Knowledge of any Losses or facts which could reasonably be expected to give rise to Losses suffered by Shareholder Indemnified Parties. For the purposes set forth in this Section 4, the term “Knowledge” with respect to Acquiror shall also include the successor to Lawrence Firestone.
5.	Ratification. Subject to the above provisions hereof, the parties to the Merger Agreement hereby ratify and affirm (a) their respective rights and obligations under the Merger Agreement and acknowledge that the Merger Agreement, as amended herein, remains in full force and effect without other change or modification except as expressly stated to the contrary herein; and (b) nothing in this Amendment shall be deemed to limit, alter or modify in any way the rights of (i) the Acquiror to seek indemnification for any Losses under Article IX of the Merger Agreement or as a waiver of any right thereto, including, without limitation, with respect to the operation of the Surviving Company following the Closing through the date the Operating Guidelines are terminated in a manner which materially deviates from the Operating Guidelines or (ii) the Shareholders to seek indemnification for any Losses under Article IX of the Merger Agreement or as a waiver of any right thereto, subject in each case to the defenses that may be available to the Acquiror or the Shareholders as a result of the limited representations made by the parties herein.
6.	Counterparts; Facsimile Delivery. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Amendment may be delivered via facsimile.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Shareholder Representative and Acquiror have executed this Amendment as of the date first written above.

Mark Fleischauer, as Shareholder Representative
By:	/s/ Mark Fleischauer
	Name:	Mark Fleischauer
	Title:	Shareholder Representative

Advanced Energy Industries, Inc., as Acquiror
By:	/s/ Dr. Hans Betz
	Name:	Dr. Hans Betz
	Title:	Chief Executive Officer

Solely with respect to the certification contained in Section 3 above
By:	/s/ Gregg Patterson
	Name:	Gregg Patterson
	Title:	General Manager

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